Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Alpha Natural Resources, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Alpha Natural Resources, Inc. of our reports dated February 29, 2012 with respect to the consolidated balance sheets of Alpha Natural Resources, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 Annual Report on Form 10-K of Alpha Natural Resources, Inc., and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-8.

Our report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states in conducting its assessment of the effectiveness of internal control over financial reporting, management of the Company excluded the internal control over financial reporting relating to Massey Energy Company (Massey) (with the exception of sales revenue, income taxes, asset retirement obligations, derivative financial instruments, and long-term debt, which have already been integrated into the Company’s internal control over financial reporting), which the Company acquired on June 1, 2011.  Massey’s total assets of $10.8 billion and total revenues of $1.9 billion are included in the Company’s consolidated financial statements as of and for the year ended December 31, 2011.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Massey.

/s/ KPMG LLP

Roanoke, Virginia

May 17, 2012